Exhibit 99.2

Health Management, Inc.
4250 Veterans Memorial Highway
Suite 400 West
Holbrook, NY 11741
Tel: 516-981-0034
Fax: 516-981-0801

FOR IMMEDIATE RELEASE
March 21, 1996

                         HEALTH MANAGEMENT, INC. UPDATE

Holbrook, NY...Health Management, Inc. ("HMI") (NNM: HMIS) today announced that as a result of its internal review, it intends to restate the financial results for the first and second quarters of fiscal year 1996 and the fourth quarter of fiscal 1995. Consequently, BDO Seidman, LLP, has advised the Company that it has withdrawn its opinion on the 1995 fiscal year financial statements. The Company has delayed the reporting of its financial results for the fiscal quarter ended January 31, 1996.

While the Company's restatement process is not yet complete, the Company believes it will report, before any one-time write-offs, a year-to-date profit for the first nine months of fiscal year 1996. The Company also believes that each of the three individual quarters in fiscal 1996, before the one-time write-offs, will be profitable, although the restatement process is necessary to confirm this. Furthermore, the Company believes that even after the restatement, fiscal year 1995 will continue to be profitable. The Company intends to complete the restatements by the end of the second week of April.

Andre C. Dimitriadis, Chairman of the Office of the CEO, noted that HMI's previously announced cost reduction programs were proceeding on target with annualized savings in excess of $1.0 million already achieved.

Jim Mieszala, HMI President, and Paul Jurewicz, CFO, further noted that these reductions are associated with consolidation of selected administrative and marketing functions. Other cost reduction programs are being implemented with a target of achieving additional significant savings. These programs will not affect HMI's national pharmacy distribution network. Company operations have proceeded without interruption and HMI has continued to meet all of its financial obligations.

In addition, the Company reported that its former Chairman, President and CEO, Dr. Clifford E. Hotte, is no longer an employee of the Company. HMI has retained an executive search firm to identify a new CEO to succeed the Committee that currently holds that office.

Health Management, Inc. is a national provider of integrated health management services to patients with chronic medical conditions and to health care professionals, drug manufacturers and third-party payers involved in their care.

                                     #  #  #

For information, please contact:
Diane Perry, Joseph Kist or Ruth Markowitz (Analysts)
212-704-8293/212-704-8239/212-704-4451
Mark Danes (Media)
212-704-4464